Filed Pursuant To Rule 424(b)(7)
Under the Securities Act of 1933
in Connection with
Registration No. 333-191524

PROSPECTUS SUPPLEMENT
dated June 2, 2014
(to Prospectus dated October 2, 2013)

KILROY REALTY CORPORATION
5,640,939 Shares of Common Stock

This prospectus supplement supplements our prospectus dated October 2, 2013, as previously supplemented on October 2, 2013, January 8, 2014 and April 11, 2014, and relates to the resale by selling securityholders of shares of common stock of Kilroy Realty Corporation, a Maryland corporation (“we” or “our”), that may be issuable upon exchange of the 4.250% Exchangeable Senior Notes Due 2014 of Kilroy Realty, L.P., our operating partnership, and the possible resale of shares of common stock by such holders.

You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supplements information contained in the prospectus, as previously supplemented.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” beginning on page 1 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

June 2, 2014

The section entitled “Selling Securityholders” in the prospectus is hereby supplemented as follows.

SELLING SECURITYHOLDERS

The 4.250% Exchangeable Senior Notes Due 2014 were originally issued by our operating partnership and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the notes. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling securityholders, may use this prospectus supplement, and the accompanying prospectus, to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the notes. Information about selling securityholders is set forth in this prospectus supplement, and information about additional selling securityholders may be set forth in one or more additional prospectus supplements, in a post-effective amendment, or in filings we make with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the prospectus.

The following table sets forth information, as of May 30, 2014, with respect to the selling securityholders named below and the maximum number of shares of our common stock that could become beneficially owned by each such selling securityholder should we issue shares of our common stock to such selling securityholder that may be offered pursuant to this prospectus supplement and the accompanying prospectus upon the exchange of the notes. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of our common stock that we may issue upon the exchange of the notes. The number of shares of our common stock issuable upon the exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling securityholder at an assumed maximum exchange rate of 32.7011 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The exchange rate on the notes is subject to adjustment in certain events. Accordingly, the maximum number of shares of our common stock issuable upon the exchange of the notes may increase or decrease from time to time. In addition, due to the exchange settlement provisions of the notes, we may not be required to issue the maximum number of shares of our common stock upon any exchanges of notes. The shares of common stock beneficially owned following the exchange is based on 82,454,871 shares of common stock outstanding as of May 30, 2014.

	Shares of Common Stock Beneficially Owned Prior to the Exchange	Maximum Number of Shares of Common Stock Issuable Upon Exchange of Outstanding Notes (2)	Shares of Common Stock Beneficially Owned Following the Exchange		Number of Shares of Common Stock Offered (4)	Shares of Common Stock Owned after Resale (4)
Name (1)			Shares	Percent (3)		Shares	Percent
Hudson Bay Master Fund, Ltd. (5)	—	1,949,200	1,949,200	2.4%	1,949,200	—	—
Amida Partners Special Opportunity Master Fund, Ltd (6)	—	147,154	147,154	*	147,154	—	—

____________

*	Less than one percent of the outstanding shares of common stock.
(1)
Additional selling securityholders not named in this prospectus supplement will not be able to use this prospectus supplement and the accompanying prospectus for resales until they are named in the selling securityholder table by a prospectus supplement or post-effective amendment to the registration statement of which this prospectus and the accompanying prospectus supplement forms a part.

(2)
The maximum aggregate number of shares of common stock that may be sold under this prospectus supplement and the accompanying prospectus is 5,640,939 based on an assumed maximum exchange rate of 32.7011 common shares per $1,000 principal amount of notes. Certain selling securityholders may have transferred shares of common stock pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus supplement and the accompanying prospectus.

(3)
Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 82,454,871 shares of common stock outstanding as of May 30, 2014. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of common stock beneficially owned by that particular holder following the exchange of notes and excluded the number of shares of common stock beneficially owned by any other holder following the exchange of notes.

(4)	Assumes that all of the shares of common stock issued in exchange for the notes will be sold by the selling securityholders.
(5)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund, Ltd., has voting and disposition power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(6)
Amida Capital Management II LLC, the registered investment advisor of Amida Partners Special Opportunity Master Fund Ltd., has voting and disposition power over these securities. David Rich is the managing member of Amida Capital Management II LLC and disclaims beneficial ownership over these securities.